U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2008

STERLING MINING COMPANY
(Exact name of registrant as specified in its charter)

(Commission File No. 000-51669)

Idaho	82-0300575
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

609 Bank Street, Wallace, ID 83873
(Address of Principal Executive Offices)

(208)–556–0227
(Registrant’s Telephone Number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 15, 2008, the Compensation Committee of Sterling Mining Company approved certain changes to outstanding stock options held by Raymond K. De Motte, Chief Executive Officer, and James N. Meek, Chief Financial Officer effective December 31, 2007.

Mr. De Motte was the holder of compensatory options to purchase a total of 510,000 common shares at an exercise price of $4.00 per share. Options to purchase 235,000 shares were vested and the remaining options vest in 25% annual increments. Effective December 31, 2007, Sterling Mining and Mr. De Motte agreed with respect to options covering 500,000 shares to cancel options to purchase 250,000 shares in exchange for a cash payment of $62,500, and further agreed that options covering 100,000 shares vested on December 31, 2007 and expire December 31, 2010, options covering 100,000 shares vest on December 31, 2008, and expire December 31, 2011, options covering 25,000 shares vest on December 31, 2009, and expire December 31, 2012, and options covering 25,000 shares vest on December 31, 2010, and expire December 31, 2013. The exercise price of $4.00 per share remains unchanged.

Mr. Meek was the holder of compensatory options to purchase a total of 400,000 common shares at an exercise price of $4.00 per share. Options to purchase 125,000 shares were vested and the remaining options vest in 25% annual increments. Effective December 31, 2007, Sterling Mining and Mr. Meek agreed with respect to options covering the 400,000 shares to cancel options to purchase 200,000 shares in exchange for a cash payment of $50,000, and further agreed that options covering 75,000 shares vested on December 31, 2007 and expire December 31, 2010, options covering 75,000 shares vest on December 31, 2008, and expire December 31, 2011, options covering 25,000 shares vest on December 31, 2009, and expire December 31, 2012, and options covering 25,000 shares vest on December 31, 2010, and expire December 31, 2013. The exercise price of $4.00 per share remains unchanged.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STERLING MINING COMPANY

Dated: January 30, 2008	By:	/s/ James N. Meek
James N. Meek, Vice-President and Chief Financial Officer